SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 10, 2004

MOTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31409	74-2834515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 339-8335

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

In connection with entering into the $25 million revolving credit facility referenced in Item 2.03 below, Motive, Inc. (the “Company”) repaid in full all outstanding indebtedness, approximately $6 million, owed by the Company to Comerica Bank under that certain Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2003, by and between the Company and Comerica Bank. As a result, such agreement has been terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

On December 10, 2004, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”), pursuant to which the Bank is providing the Company with a revolving credit facility of $25 million. The lending commitments under the Loan Agreement are scheduled to terminate on December 10, 2006.

The description of the Loan Agreement set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the Loan Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Interest on advances under the Loan Agreement is payable monthly at a rate equal to the greater of the Bank’s prime rate or 4.5%. In addition, among other fees, the Company will pay a fee equal to 0.125% per annum on the average unused portion of the $25 million revolving facility. Any advances outstanding on December 10, 2006 will be repaid in 36 equal installments of principal plus interest on the last day of each month beginning on December 31, 2006 and ending on November 30, 2009.

Upon the occurrence of certain events of default, the Company’s obligations under the Loan Agreement may be accelerated and the lending commitments under the Loan Agreement may be terminated. Such events of default include, but are not limited to, nonpayment of interest or principal within three days after their due date if the Company does not have sufficient funds on deposit at the Bank to cover the obligations, an uncured breach of representations or breach of covenants, a default in any agreement between the Company and a third party that gives the third party the right to accelerate any indebtedness above a threshold amount, and certain acts of bankruptcy and the entry of judgments or attachments against the Company or its assets which remain unstayed or undischarged after a specified period.

The Loan Agreement contains various covenants which, among other things, require the Company to maintain a ratio of (a) cash equivalents at the Bank plus 70% of gross accounts receivable divided by (b) the aggregate balance of any obligations owing from the Company to the Bank of not less than 1.5 to 1. The Company must also maintain its primary operating accounts with the Bank, and invest with the Bank at least 50% of all amounts held by the

Company in investment accounts. If the Company’s cash equivalents fall below $40 million, or upon an uncured event of default under the Loan Agreement, the Company will grant to the Bank a first priority security interest in all of its assets.

Additionally, the Loan Agreement includes various covenants which, among other things, impose limitations on the Company’s disposition of assets, changes in control of the Company, mergers and acquisitions, additional indebtedness, liens, distributions and investments, and transactions with affiliates.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Loan and Security Agreement entered into by and between the Company and Silicon Valley Bank dated as of December 10, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2004

MOTIVE, INC.

By:	/s/ Paul Baker
Paul Baker
Chief Financial Officer
(Principal Financial Officer and Chief Accounting Officer)

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Loan and Security Agreement entered into by and between the Company and Silicon Valley Bank dated as of December 10, 2004